BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT, hereinafter referred to as “LOI”, entered into as of the 3rd day of November, 2011.

BETWEEN:	On4 Communications, Inc. (“On4”), a Delaware corporation having corporate offices at 16413 N. 91 Street, C1, Scottsdale, Arizona, USA;

AND:	NetCents Systems Ltd. (“NetCents”), an Alberta corporation having corporate offices at Suite 201, 850 West Hastings Street, Vancouver, British Columbia, Canada.

WHEREAS:

A.	On4 and NetCents wish to enter into this binding LOI which will provide for the basic structure of a share exchange and reverse merger between the parties (the “Share Exchange”).

B.
It is the intention of the parties to enter into a long form agreement governing the Share Exchange by January 31, 2012.  If no long form agreement is entered into, this LOI will govern the Share Exchange until it is terminated and shall be amended to include the signatures of the shareholders of NetCents.

Structure

The parties shall complete the Share Exchange in accordance with the terms of this LOI as applicable to the respective companies.

Consideration

Pursuant to the Share Exchange, each common share of NetCents shall be exchanged for two common shares of On4.

Conditions Precedent

Prior to the Share Exchange Closing:

•	NetCents will obtain approval for the Share Exchange from each of its shareholders;

•
NetCents shall have provided On4 with audited financial statements for the last two completed fiscal years and an auditor reviewed interim period statements for a period ending no later than 60 days before the delivery of the financial statements; and

•	Both parties will have conducted due diligence on each other and the results of such due diligence will be satisfactory to both parties.

Details

Upon the signing of this LOI:

•	On4 shall file an application to change its name to NetCents Systems International Inc.;

•	On4 shall consolidate its current share structure a minimum of 1 for 10;

•	Cameron Robb and Gordon Jessop shall resign from all officer and director positions within On4;

•	Clayton Moore, Steve Allmen and Tom Locke shall be appointed as directors;

•	Clayton Moore shall be appointed as President and Chief Financial Officer;

•	Ryan Madson shall be appointed Chief Operating Officer;

•	Tom Locke shall be appointed Chief Financial Officer, Secretary and Treasurer; and

•	John Kaczmarowski shall be appointed Chief Technical Officer.

NetCents shall become the fully owned subsidiary of On4.

Termination Events

The LOI and any Share Exchange agreement entered into on the basis of this LOI will have provisions for termination, and the rescission of any actions undertaken in order to fulfill the obligations of this LOI or a subsequent agreement, upon the occurrence of any one of the following events:

•	By mutual consent and such consent will not be unreasonably withheld; or

•	By either party if either party is not satisfied with the results of due diligence undertaken in good faith.

Independent Legal Advice

Each party acknowledges that it has had the opportunity to obtain its own independent legal and tax advice with respect to the terms of this LOI prior to execution of this LOI and further acknowledges that it fully understands this LOI.  NetCents and the NetCents Shareholders acknowledge that counsel for On4 does not represent the interests of NetCents or its shareholders.

Representations and Warranties of On4

On4 represents and warrants to NetCents that:

1)
On4 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  On4 is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which On4 owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of On4 taken as a whole.

2)
To the best knowledge of On4, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting On4 or which involves any of the business, or the properties or assets of On4 that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of On4 taken as a whole (a “On4 Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a On4 Material Adverse Effect.

3)
On4 has all requisite corporate power and authority to execute and deliver this LOI and any other document contemplated by this LOI (collectively, the “On4 Documents”) to be signed by On4 and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the On4 Documents by On4 and the consummation by On4 of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of On4 is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This LOI has been, and the other On4 Documents when executed and delivered by On4 as contemplated by this LOI will be, duly executed and delivered by On4 and this LOI is, and the other On4 Documents when executed and delivered by On4, as contemplated hereby will be, valid and binding obligations of On4 enforceable in accordance with their respective terms, except:

a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

c)	as limited by public policy.

4)
The On4 common shares to be issued upon the Share Exchange Closing will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this LOI, will be duly and validly issued, fully paid and non-assessable.

5)
No representation or warranty by On4 in this LOI nor any certificate, schedule, statement, document or instrument furnished or to be furnished to NetCents pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

6)	On4 has no more than 66,602,490 shares of common stock outstanding and no outstanding derivative securities and no issued or outstanding preferred shares.

7)	Compliance

a)
To the best knowledge of On4, On4 is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of On4;

b)
To the best knowledge of On4, On4 is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a On4 Material Adverse Effect;

c)
On4 has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this LOI.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of On4, threatened, and none of them will be adversely affected by the consummation of the Share Exchange; and

d)
On4 has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  On4 has not received any notice of any violation thereof, nor is On4 aware of any valid basis therefore.

Representations and Warranties of NetCents

NetCents represents and warrants to On4 that:

1)	Each shareholder of NetCents is an accredited investor as that term is defined in the Securities Act of 1933, as amended.

2)
NetCents is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  NetCents is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which NetCents owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of NetCents taken as a whole.

3)
To the best knowledge of NetCents, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting NetCents or which involves any of the business, or the properties or assets of NetCents that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of NetCents taken as a whole (an “NetCents Material Adverse Effect”).  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an NetCents Material Adverse Effect.

4)
NetCents has all requisite corporate power and authority to execute and deliver this LOI and any other document contemplated by this LOI (collectively, the “NetCents Documents”) to be signed by NetCents and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the NetCents Documents by NetCents and the consummation by NetCents of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of NetCents is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This LOI has been, and the other NetCents Documents when executed and delivered by NetCents as contemplated by this LOI will be, duly executed and delivered by NetCents and this LOI is, and the other NetCents Documents when executed and delivered by NetCents, as contemplated hereby will be, valid and binding obligations of NetCents enforceable in accordance with their respective terms, except:

a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

c)	as limited by public policy.

5)	NetCents has no more than 17,000,000 shares of common stock outstanding and no outstanding derivative securities or outstanding preferred shares.

6)
No representation or warranty by NetCents in this LOI nor any certificate, schedule, statement, document or instrument furnished or to be furnished to On4 pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

7)
Neither the execution, delivery and performance of this LOI, nor the consummation of the Share Exchange, will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of NetCents or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NetCents or any of its subsidiaries, or any of their respective material property or assets.

8)
NetCents acknowledges that any On4 securities issued in this Share Exchange will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with all applicable securities laws.

9)	Compliance

a)
To the best knowledge of NetCents, NetCents is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of NetCents;

b)
To the best knowledge of NetCents, NetCents is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a NetCents Material Adverse Effect;

c)
Netcents has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this LOI.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of NetCents, threatened, and none of them will be adversely affected by the consummation of the Share Exchange; and

d)
NetCents has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  NetCents has not received any notice of any violation thereof, nor is NetCents aware of any valid basis therefore.

Mutual Covenants

1)
The representations and warranties of both parties set forth in this LOI will be true, correct and complete in all respects as of the Share Exchange Closing, as though made on and as of the Share Exchange Closing.

2) All information regarding the business of NetCents including, without limitation, financial information that NetCents provides to On4 during On4’s due diligence investigation of NetCents will be kept in strict confidence by On4 and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by On4 or disclosed to any third party (other than On4’s professional accounting and legal advisors) without the prior written consent of NetCents.  If the Share Exchange contemplated by this LOI does not proceed for any reason, then upon receipt of a written request from NetCents, On4 will immediately return to NetCents (or as directed by NetCents) any information received regarding NetCents’s business.  Likewise, all information regarding the business of On4 including, without limitation, financial information that On4 provides to NetCents during its due diligence investigation of On4 will be kept in strict confidence by NetCents and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by NetCents or disclosed to any third party (other than NetCents’s professional accounting and legal advisors) without On4’s prior written consent.  If the Share Exchange contemplated by this LOI does not proceed for any reason, then upon receipt of a written request from On4, NetCents will immediately return to On4 (or as directed by On4) any information received regarding On4’s business.

3)
Between the date of this LOI and the Share Exchange Closing, each of the parties to this LOI will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this LOI, if it becomes aware of the occurrence after the date of this LOI of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this LOI or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

Jurisdiction

The parties agree to attorn to the non-exclusive jurisdiction of the Province of British Columbia regarding this LOI.

If this letter accurately sets forth the terms and conditions under which On4 and NetCents are willing to enter into the transactions contemplated herein, please so indicated by signing and returning a copy of this letter to the undersigned by fax not later than 3:00pm Pacific Time, on November 3, 2011, failing which, this offer for a proposed transaction will be considered null and void.

Signed,

/s/ Clayton Moore

_________________________                                                                                                         November 3, 2011

NetCents Systems Ltd

Clayton Moore, Director, President, CEO

/s/ Gord Jessop

________________________                                                                                                           November 3, 2011

On4 Communications, Inc.

Gord Jessop, President

/s/ Cameron Robb

_________________________                                                                                                          November 3, 2011

On4 Communications, Inc.

Cameron Robb, Director, CEO